As filed with the Securities and Exchange Commission on May 14, 2008

Registration No. 333-150297

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INNOPHOS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1380758
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

259 Prospect Plains Road

Cranbury, New Jersey 08512

(609) 495-2495

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randolph Gress

Chief Executive Officer

Innophos Holdings, Inc.

259 Prospect Plains Road

Cranbury, New Jersey 08512

(609) 495-2495

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10023

Tel. (212) 446-4800

Fax (212) 446-4900

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered pursuant to dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer  ☐        Accelerated filer  ☒        Non- accelerated filer  ☐        Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.001 per share	10,088,039	$22.57	$227,687,040.23	$8,948.11	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, or Securities Act, on the basis of the average high and low prices of the Registrant’s common stock on May 8, 2008, as reported on NASDAQ.
(2)	An amount equal to $2,464.01 is being submitted herewith, as $6,484.10 has previously been paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-3 filed by Innophos, Inc. on April 17, 2008 (the “Original Report”) is being filed solely to amend Item 14, Item 17 and Exhibit 5.1 to the Original Report and does not affect any other items in the Original Report.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses, to be paid solely by Innophos Holdings, Inc., of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$8,948.11
Printing expenses	10,000
Accounting fees and expenses	50,000
Legal fees and expenses	50,000
Blue Sky Fees	1,000
Miscellaneous expenses	5,000

Total	$124,948.11

All amounts shown above are estimates except for the Securities and Exchange Commission registration fee.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranbury, State of New Jersey on the 14th day of May, 2008.

INNOPHOS HOLDINGS, INC.

By:	/s/ RANDOLPH GRESS
Randolph Gress Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ RANDOLPH GRESS Randolph Gress	Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2008

/S/ RICHARD HEYSE Richard Heyse	Chief Financial Officer (Principal Financial Officer)	May 14, 2008

/S/ CHARLES BRODHEIM Charles Brodheim	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	May 14, 2008

* Gary Cappeline	Director	May 14, 2008

* Karen Osar	Director	May 14, 2008

* Linda Myrick	Director	May 14, 2008

* Stephen Zide	Director	May 14, 2008

*By:	/s/ RANDOLPH GRESS
Randolph Gress as attorney-in-fact

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EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*

4.1	Second Amended and Restated Certificate of Incorporation of Innophos Holdings, Inc.†

4.2	Amended and Restated By-Laws of Innophos Holdings, Inc.‡

4.3	Form of stock certificate.†

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of PricewaterhouseCoopers LLP.+

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.§

*	To be filed, if necessary, by a post effective amendment to the registration statement or incorporated by reference to a Current Report on Form 8-K filed in connection with an underwritten offering of the shares offered hereunder.

†	Previously filed as an Exhibit to Amendment No. 4 to our Registration Statement No. 333-135851 on Form S-1 filed October 30, 2006.

‡	Previously filed as Exhibit 99.1/99.2B to our Current Report on Form 8-K filed December 6, 2007.

+	Previously filed as an exhibit to our Registration Statement on Form S-3 No. 333-150297 filed April 17, 2008.

§	Previously filed in Part II to our Registration Statement on Form S-3 No. 333-150297 filed April 17, 2008 on the signature pages thereto.